UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2025

Vivani Medical, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36747	02-0692322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1350 S. Loop Road

Alameda, California 94502

(Address of principal executive offices, including zip code)

(415) 506-8462

(Telephone number, including area code, of agent for service)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	VANI	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Former Chief Financial Officer

On June 10, 2025, Brigid Makes notified Vivani Medical, Inc. (the “Company”) of her decision to resign from her role as Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer, of the Company, effective as of June 15, 2025. Ms. Makes’ decision to step down from the role of Chief Financial Officer was not based on any disagreement with the Company on any matter relating to its operations, policies or practices.

Appointment of Anthony Baldor

On June 11, 2025, the board of directors (the “Board”) of the Company appointed Anthony Baldor, to serve as the Company’s Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer, effective June 15, 2025 (the “Effective Date”).

Prior to his appointment as the Company’s Chief Financial Officer, Mr. Baldor, age 43, served as Chief Financial Officer of Diakonos Oncology Corp. from January 2024 to December 2024, where he led the company’s Series Seed and Series A financings. Prior to that, Mr. Baldor was Vice President of Corporate Strategy and Development at 4D Molecular Therapeutics, Inc. (Nasdaq: FDMT) from July 2019 to June 2023, where he played a pivotal role in the company’s Series C financing, initial public offering, and various key partnership activities. Earlier in his career, Mr. Baldor worked in the Equity Research group at Jefferies Group, LLC from 2016 to 2019 and has also held roles at several life sciences firms, including BioInnovation Capital, LLC, RMI Partners, and Cequent Pharmaceuticals, Inc. Mr. Baldor holds a B.A. from Vassar College and both an M.B.A. and Master of Data Science from the University of California, Berkeley.

In connection with his appointment as the Company’s Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer, and as approved by the Compensation Committee of the Board (the “Compensation Committee”), Mr. Baldor and the Company have entered into an offer letter agreement (the “Offer Letter”) pursuant to which Mr. Baldor is entitled to receive the following compensation: (i) initial base salary at the rate of $450,000 per year, (ii) a cash bonus pursuant to the Company’s cash bonus program with amounts and performance goals to be determined by the Compensation Committee and (iii) an initial option award to purchase 600,000 shares of the Company’s common stock, at a per share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant, pursuant to the Company’s 2022 Omnibus Incentive Plan and stock option agreement entered into with the Company, one fourth of which will vest on the first anniversary of the Effective Date, and the remainder will vest ratably in equal monthly installments over the remaining three years, subject to continued employment with the Company.

In addition, Mr. Baldor will enter into the Company’s standard director and officer indemnification agreement effective as of the Effective Date. There are no arrangements or understandings between Mr. Baldor and any other persons pursuant to which he was appointed as Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer. In addition, there are no family relationships between Mr. Baldor and any other director or executive officer of the Company, and Mr. Baldor has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Offer Letter is qualified in its entirety by reference to the full text of such letter, which the Company plans to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.

Item 7.01 Regulation FD Disclosure.

On June 11, 2025, the Company issued a press release announcing the management changes discussed above. A copy of that press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

The information contained in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release issued June 11, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VIVANI MEDICAL, INC.

Date: June 11, 2025	By:	/s/ Donald Dwyer
	Name:	Donald Dwyer
	Title:	Chief Business Officer